EXHIBIT 99.2

FOR IMMEDIATE RELEASE
January 4, 2019

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President and CEO – Wintrust Financial Corporation, (847) 939-9000
David A. Dykstra, COO – Wintrust Financial Corporation, (847) 939-9000
Richard B. Hurd, President and CEO – PyraMax Bank, FSB, (414) 421-8200

Wintrust Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION ANNOUNCES THE ACQUISTION OF BRANCH OF PYRAMAX BANK, FSB

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”) (Nasdaq: WTFC) today announced the acquisition, through its wholly-owned subsidiary Town Bank, of a Milwaukee, Wisconsin branch of PyraMax Bank, FSB.   Through this transaction, subject to final adjustments, Town Bank acquired approximately $5 million of deposits, the bank facility and property located at 1605 W. Mitchell Street in Milwaukee, and various other assets.
Jay C. Mack, President and CEO of Town Bank, said, “This transaction provides a terrific opportunity to expand our presence in the city of Milwaukee.  We look forward to continuing to build upon the franchise that PyraMax Bank established and to providing its customers with an expanded array of products and services.”
Richard B. Hurd, President and CEO of Pyramax Bank, FSB, remarked, “This transaction will allow us to focus our efforts on our primary markets.  We feel that Wintrust is a good buyer for the Mitchell Street office and will work hard to ensure a smooth transition for our customers and colleagues who will be joining Wintrust.”
The terms of the transaction are not being disclosed at this time.
Advisors
In connection with the transaction, Edelman & Co., Ltd. served as financial adviser and Quarles & Brady LLP served as legal counsel for PyraMax Bank.  Schiff Hardin LLP served as legal counsel to Wintrust.

About Wintrust
Wintrust is a financial holding company with assets of approximately $30 billion whose common stock is traded on the NASDAQ Global Select Market. Built on the “HAVE IT ALL” model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer. Wintrust operates fifteen community bank subsidiaries with over 160 banking locations located in the greater Chicago and southern Wisconsin market areas. Additionally, the Company operates various non-bank business units, including one of the largest commercial insurance premium finance companies operating in the United States and Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, a business unit engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services.

Forward-Looking Information
This press release contains forward-looking statements within the meaning of the federal securities laws relating to the acquisition of certain assets and assumption of certain liabilities of PyraMax Bank, FSB by a subsidiary of Wintrust, the combination of their businesses and projected revenue, as well as profitability and earnings outlook.  Investors are cautioned that such statements are predictions and actual events or results may differ materially. Wintrust’s expected financial results or other plans are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosures contained in Wintrust’s Annual Report on Form 10-K for the most recently ended fiscal year and any subsequent Quarterly Report on Form 10-Q.  Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.
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